Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No.2 to Form S-3 and the related prospectus of Cinedigm Digital Cinema Corp. for the registration of Common Stock and Warrants of our report dated June 11, 2010, with respect to the consolidated financial statements of Cinedigm Digital Cinema Corp.’s Annual Report on Form 10-K for the year ended March 31, 2010, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts" in such Registration Statement.

/s/ EisnerAmper LLP (formerly Eisner LLP)

Florham Park, New Jersey
August 30, 2010